OFFICER’S CERTIFICATE

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto (each, a “Servicing Agreement”), for which Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, has engaged Berkeley Point Capital LLC dba Newmark, as Primary Sub-Servicer or Limited Primary Sub-Servicer (as reflected on Schedule I hereto) (the “Primary & Limited Primary Sub-Servicer”), the undersigned, Ronald Steffenino, Vice Chairman of Berkeley Point Capital LLC dba Newmark, hereby certifies subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1.     A review of the activities of the Primary & Limited Primary Sub-Servicer during the preceding calendar year (the “Reporting Period”) and of its performance under the applicable Servicing Agreement has been made under my supervision; and

2.     To the best of my knowledge, based on such review, the Primary & Limited Primary Sub-Servicer has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period.

Berkeley Point Capital LLC dba Newmark	Dated: February 22, 2024

/s/ Ronald Steffenino

Ronald Steffenino

Vice Chairman

Newmark (logo)	8 Spring House Innovation Park Suite 200 Lower Gwynedd, PA 19002 nmrk.com

Schedule I

Commercial Mortgage Pass-Through Certificates; Berkeley Point Capital LLC dba Newmark as Primary Sub-Servicer for Midland Loan Services a Division of PNC Bank, National Association:

COMM 2014-CCRE17 Mortgage Trust	GS Mortgage Securities Trust 2014-GC24
COMM 2014-UBS4 Mortgage Trust	COMM 2014-CCRE19 Mortgage Trust
COMM 2015-LC19 Mortgage Trust	GS Mortgage Securities Trust 2015-GC30
COMM 2015-CCRE23 Mortgage Trust	COMM 2015-LC21 Mortgage Trust
COMM 2015-CCRE27 Mortgage Trust	Citigroup 2016-C3 Mortgage Trust
CFCRE 2016-C7 Mortgage Trust	Citigroup Comm. Mortgage Trust 2017-C4
CCUBS Commercial Mortgage Trust 2017-C1	UBS Commercial Mortgage Trust 2018 C8
UBS Commercial Mortgage Trust 2018 C12	UBS Commercial Mortgage Trust 2018 C9
BMARK 2018 B3	MSCI 2018 L1
UBS 2018 C14	MSCI 2018 H4 Commercial Mortgage Trust
MSC 2019 L2 Commercial Mortgage Trust

Commercial Mortgage Pass-Through Certificates; Newmark as Limited Primary Sub-Servicer for Midland Loan Services a Division of PNC Bank, National Association:

COMM 2013 CCRE 7	COMM 2013 CCRE 8	COMM 2013 CCRE 11
COMM 2013 LC 6	COMM 2014 CCRE 15	COMM 2014 CCRE 17
COMM 2014 CCRE 19	COMM 2014 UBS 4	COMM 2014 CCRE 21
GSMS 2014 GC 24	COMM 2015 LC 19	COMM 2015 CCRE 23
GSMS 2015 GC 30	COMM 2015 LC 21	GSMS 2015 GC 32
COMM 2015 CCRE 27	GSMS 2015 GS 1	CGCMT 2016 C3
CFCRE 2016 C7	CGCMT 2017 C4	UBS 2017 C5
CCUBS 2017 C1	UBS 2018 C8	UBS 2018 C9
UBS 2018 C11	CGCMT 2018 C5	UBS 2018 C13
MSCI 2018 L1	MSCI 2018 H4	MSCI 2019 L2
MSCI 2019 H6	MSCI 2019 H7	DMARC 2019 CD8
2019 CF3 CCRE	2020 L4 CCRE	CF 2020 P1 CCRE

Newmark (logo)	8 Spring House Innovation Park Suite 200 Lower Gwynedd, PA 19002 mrk.com